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PEAT MARWICK LLP
(LETTERHEAD)

May 22, 1995

Mr. Walter G. Goodrich
La/Cal Energy Partners
333 Texas Street, Suite 1300
Shreveport, Louisiana 71101

Dear Mr. Goodrich:

You have requested our opinion as to certain federal income tax consequences to La/Cal Energy Partners (La/Cal), its partners (Partners), and Goodrich Petroleum Corporation (GPC) resulting from an Agreement and Plan of Merger
(plan) dated March 10, 1995, pursuant to which GPC will acquire (i) certain assets of La/Cal and (ii) the outstanding stock of Patrick Petroleum Company
(PPC) in exchange solely for GPC stock and the assumption by GPC of liabilities of La/Cal. For purposes of this opinion, the acquisition by GPC of the assets and stock described in the preceding sentence will sometimes be referred to as the "Transfer", and La/Cal and the shareholders of PPC will sometimes be referred to collectively as the "Transferors". As part of the plan, La/Cal will dissolve and distribute the GPC stock and any remaining assets to its partners.

In rendering our opinion, we assume that all necessary steps pursuant to the Transfer will be effectuated under applicable state and Federal law and will be consistent with the legal documentation and representations made to us.

                                     FACTS

La/Cal, a Louisiana partnership, is engaged in the ownership and development of natural gas properties in Louisiana. It is a privately-owned partnership, the principal owners of which are the H. Goodrich family, Rochelle Rand, and Leo E. Bromberg, trustee for G&P.

PPC, a Delaware corporation, is an independent exploration and production company listed on the New York stock exchange. It has outstanding approximately 19,765,226 shares of common stock and 1,175,000 shares of Series B preferred stock. B.A.R.D. Industries Inc. Is the principal shareholder of PPC.

GPC, a newly-formed Delaware corporation, was created for the purpose of effecting the Transfer.

Goodrich Acquisition, Inc. (INTERIM) is a newly-formed Delaware corporation created for the sole purpose of effecting a statutory merger with and into PPC. All of its outstanding stock is owned by GPC.
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Peat Marwick LLP

Mr. Walter G. Goodrich
La/Cal Energy Partners
May 22, 1995
Page 2



For valid corporate business purposes, the following plan is proposed:

La/Cal will transfer certain of its oil and gas assets, subject to liabilities, set forth in Article IV of the plan (La/Cal assets) to GPC solely in exchange for approximately 19,765,226 shares of GPC common stock, subject to possible adjustments set forth in Article VII of the plan. La/Cal will dissolve and distribute 19,521,095 shares of the GPC common stock and any remaining assets (other than 494,131 shares of GPC common stock which will be transferred to Mr. Leo E. Bromberg in exchange for services rendered to La/Cal (Excluded Stock)) to its partners in proportion to their partnership interests. GPC may transfer the La/Cal assets to PPC. In such event, PPC will then transfer these assets to Patrick Petroleum of Michigan, a wholly-owned subsidiary of PPC.

Concurrently with the transfer of assets by La/Cal, INTERIM will merge with and into PPC under the merge statues of Delaware. PPC will survive the merger as a wholly-owned subsidiary of GPC. Prior to the merger, GPC will transfer sufficient shares of its common stock to INTERIM to effectuate the merger with PPC. In the merger, the PPC shareholders will receive solely one share of GPC common stock for each share of PPC common and one share of GPC nonvoting preferred common stock for each share of PPC nonvoting preferred stock. The common stock of INTERIM owned by GPC prior to the merger will be automatically converted, on a share-for-share basis, into common stock of PPC.

After the Transfer, La/Cal and the shareholders of PPC will own all of the outstanding stock of GPC.

We have received the following representations relating to the proposed
Transfer;

                                     LA/CAL
                        REPRESENTATIONS AND INFORMATION

(a) The transfer and exchanges will occur under the Agreement and Plan of Merger between La/Cal Energy Partners (La/Cal), Goodrich Petroleum Corporation (GPC), Patrick Petroleum Company (PPC), and Goodrich Acquisition, Inc. such agreement dated as of March 10, 1995 (unamended). This Plan of Merger has been agreed upon before the transaction in which the rights of the parties are defined and all exchanges will occur on approximately the same date.

(b) No stock will be issued for services rendered by La/Cal or the partners of La/Cal (Partners) to or for the benefit of GPC in connection with the transfer. However, for services rendered to La/Cal, Mr. Leo E. Bomberg will received 494,131 shares of voting stock in exchange for services. This will represent approximately 1.25% of the voting power of GPC after the transaction. (The 494,131 shares of GPC stock that will subsequently be transferred to La/Cal in exchange for services rendered to La/Cal are collectively referred to as the Excluded Stock.)
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Peat Marwick LLP

Mr. Walter G. Goodrich
La/Cal Energy Partners
May 22, 1995
Page 3



(c) No stock or securities will be issued to La/Cal in satisfaction of indebtedness of GPC.

(d) None of the assets to be transferred to GPC were received by La/Cal as part of the plan of liquidation of another corporation. There is no knowledge on the part of Walter G. Goodrich, management committee member of La/Cal that the assets to be transferred to GPC were received as part of the plan of liquidation of another corporation.

(e) La/Cal has not accumulated receivables nor made extraordinary payment of payables in anticipation of the transaction.

(f) Pursuant to the Agreement and Plan of Merger, La/Cal will be dissolved and will distribute all of the stock (less the Excluded Stock) it received in GPC (and other assets not received in this transaction) to its partners in proportion to their partnership interests.

(g)      La/Cal will not retain any rights in the property transferred to GPC.

(h) None of the property to be transferred from La/Cal to GPC will be leased back to La/Cal or a related party.

(i) The value of the stock received by La/Cal in exchange for accounts receivable will be equal to the net value of the accounts transferred, i.e., the face amount of the accounts receivable previously included in income less the reserve for bad debts.

(j) Liabilities of La/Cal to be assumed by GPC were incurred in the ordinary course of business and are associated with the assets to be transferred.

(k) There is no indebtedness between La/Cal and GPC and there will be no indebtedness created in favor of La/Cal or the Partners as a result of the transaction.

(l) There is no present plan or intention by La/Cal to dispose of the GPC stock to be received in the transfer other than the distribution of the GPC shares by La/Cal to the Partners in dissolution of La/Cal. There is no present plan or intention by the Goodrich family, including Goodrich Energy, Inc. or Rochelle Rand, or Leo E. Bromberg, trustee for G&P to dispose of the GPC stock to be received in the transaction. There is knowledge on the part of Walter G. Goodrich, management committee member of any present plan or intention by the remaining Partners to dispose of GPC stock to be received in the transaction.

(m) La/Cal will receive stock of GPC approximately equals to the fair market value of the property transferred to GPC.
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Peat Marwick LLP

Mr. Walter G. Goodrich
La/Cal Energy Partners
May 22, 1995
Page 4



(n) There are no loans, exchanges, or other transactions, except as may be described in the Agreement and Plan of Merger by La/Cal or the Partners that will occur in connection with the exchange.

(o) GPC will only pay expenses of La/Cal that are directly related to this transaction. GPC will not pay any personal expenses of the Partners.

(p) La/Cal is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of section 368(3)(A)). To the best of the knowledge of Walter G. Goodrich, management committee member, there are no Partners under the jurisdiction of a court in a title 11 or similar case (within the meaning of section 368(a)(3)(A)).

(q) To the extent that La/Cal received GPC stock in exchange for property (the fair market value of which differed from its adjusted basis at the time contributed to La/Cal) that was contributed to la/Cal within the five year period that ends with the date La/Cal will distribute GPC stock to its partners in complete liquidation of their interests in La/Cal, La/Cal will distribute the GPC stock received in exchange for such contributed property to the partner who contributed the property to La/Cal.

                              ASSUMPTION REGARDING
                            LA/CAL AND THE PARTNERS

At least one Partner contributed property (the fair market value of which differed from its adjusted basis at the time contributed to La/Cal) to La/Cal within the five year period that ends with the date La/Cal will distribute GPC stock to its partners in complete liquidation of their interests in La/Cal.

                         PATRICK PETROLEUM CORPORATION
                                      AND
                         GOODRICH PETROLEUM CORPORATION
                        REPRESENTATIONS AND INFORMATION

(a) The Patrick shareholders will receive Goodrich Petroleum stock approximately equal to the fair market value of the property transferred to Goodrich Petroleum.

(b) No stock will be issued for services rendered by the Patrick Shareholders to or for the benefit of Goodrich Petroleum, Patrick, or its affiliates in connection with the proposed transaction.

(c) The Patrick shareholders will not retain any rights in the property transferred to Goodrich Petroleum.
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Peat Marwick LLP

Mr. Walter G. Goodrich
La/Cal Energy Partners
May 22, 1995
Page 5



(d) No liabilities of the Patrick shareholders will be assumed, nor will any stock be transferred subject to a liability, in the transaction.

(e) There is no indebtedness between Goodrich Petroleum and the Patrick shareholders, and there will be no indebtedness created in favor of the Patrick shareholders as a result of proposed transactions.

(f) None of the property transferred to Goodrich Petroleum was received by the Patrick shareholders as part of a plan of liquidation of another corporation.

(g) Taking into account any issuance of additional shares of Goodrich Petroleum stock; any issuance of stock for services; the exercise of any Goodrich Petroleum stock rights, warrants, or subscriptions; a public offering of Goodrich Petroleum stock; and the sale, exchange, transfer by gift, or other disposition of any of the stock of Goodrich Petroleum to be received in the exchange, the La/Cal partners and the Patrick shareholders will be in control of Goodrich Petroleum within the meaning of section 368(c), because they will collectively hold at least 80 percent of the Goodrich Petroleum voting stock and at least 80 percent of each other class of Goodrich Petroleum stock.

(h) There is no plan or intention by Goodrich Petroleum to dispose of any of the transferred property other than the proposed contribution to Patrick, and subsequent contribution to Patrick to Michigan. Both Patrick and Michigan will remain in existence and retain and use the property transferred to them by Goodrich Petroleum in a trade or business, with no plan or intention to dispose of the property other than the proposed transfer of the property to Michigan.

(i) None of the property being transferred to Goodrich Petroleum will be leased back to La/Cal, its partners, the Patrick shareholders, or to a related party.

(j) There is no plan or intention on the part of Goodrich Petroleum to redeem or otherwise reacquire any stock to issued in the proposed transaction.

(k) Neither Goodrich Petroleum, Patrick, nor Michigan will be investment companies within the meaning of section 351(e)(1) and section 1.351-1(c)(1)(ii) of the Income Tax Regulations (the "Regulations") because less than 80 percent of their assets will consist of readily marketable stock or securities, or regulated investment companies or real estate investment trusts. For purposes of this representation, each company holding stock, which represents a 50 percent or greater interest of a corporation, will be treated as owning pro rata the assets of the 50 percent or more owned company.

(l) Each of the parties to the transaction will pay its own expenses, if any, other than expenses solely and directly related to the proposed transaction.
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Peat Marwick LLP

Mr. Walter G. Goodrich
La/Cal Energy Partners
May 22, 1995
Page 6



(m) Patrick management knows of no plan or intention on the part of Patrick shareholders to dispose of the Goodrich stock received in the transaction. There are no Patrick shareholders who, after the transaction, will own 5% or more of the Goodrich Petroleum common stock or 5% or more of the Goodrich Petroleum preferred stock other than B.A.R.D. Industries Inc. who will own approximately 8% of the Goodrich Petroleum common stock.

(n) Patrick is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of section 368(a)(3)(A)).

                                    OPINION
                        FEDERAL INCOME TAX CONSEQUENCES

Based solely on the above facts, representations, and assumption, it is our opinion that:

(1) Except as set forth in (2) below, no gain or loss will be recognized to La/Cal on the transfer of its assets to GPC solely in exchange for common stock of GPC and the assumption by GPC of liabilities of La/Cal. Section 351(a) of the Code. See also, Rev. Rule. 67-448 and Rev. Rule. 73-427. In addition, the distribution of the GPC common stock by La/Cal to its partners pursuant to the plan will not violate the control requirement of section 368(c). Rev. Rule. 84-111. 1984-2 C.B. 8.

(2) Gain will be recognized by La/Cal in an amount equal to the excess of the sum of the amount of La/Cal's liabilities assumed by the Company plus the amount of La/Cal liabilities to which the transferred property is subject over the total adjusted basis of the property transferred by La/Cal in the exchange. The amount of gain recognized by La/Cal will be approximately $6.4 million. Section 357(c).

(3) The aggregate basis of the common stock received by La/Cal will be equal to the basis of the assets exchanged therefor, reduced by the sum of the liabilities assumed by GPC or to which the transferred assets are subject, and increased by the gain recognized by La/Cal in the exchange. Section 358(a)(1) and (d).

(4) The holding period of the stock of GPC received by La/Cal will include the period during which the assets exchanged therefor was held, provided that such assets were capital assets on the date of the Transfer. Section 1223. To the extent the GPC stock is received in exchange for neither a capital asset nor a section 1231 asset, La/Cal's holding period for such stock will begin on the day following the date of the exchange.
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Peat Marwick LLP

Mr. Walter G. Goodrich
La/Cal Energy Partners
May 22, 1995
Page 7



(5) No gain or loss will be recognized by GPC on the receipt of the assets, subject to liabilities, of La/Cal in exchange solely for common stock of GPC and the assumption by GPC of the liabilities of La/Cal. Section 1032.

(6) The basis of the assets of La/Cal in the hands of GPC will be the same as the basis of those assets in the hands of La/Cal immediately prior to the transfer described above, increased by the amount of gain recognized to La/Cal (due to the transfer to GPC). Section 362(b).

(7) The holding period of the assets transferred to GPC will include the period during which such assets were held by La/Cal. Section 1223.

(8) Each Partner, in determining the Partner's income tax, must take into account the Partner's distributive share, if any, of the gain recognized by La/Cal pursuant to (2) above.

(9) A Partner's adjusted basis in its La/Cal partnership interest is (a) increased to the extent of the Partner's distributive share, if any, of the gain recognized by La/Cal pursuant to (2) above and (b) decreased (but not below zero) by the sum of (i) the Partner's share of La/Cal liabilities assumed by GPC and (ii) the Partner's share of the La/Cal liabilities to which the transferred property is subject.

(10) A Partner receives a deemed distribution of money in an amount equal to the sum of (i) the Partner's share of La/Cal liabilities assumed by GPC and (ii) the Partner's share of the La/Cal liabilities to which the transferred property is subject. Section 752(b). To the extent of the Partner's distributive share of income for La/Cal's taxable year, the deemed distribution is taken into account at the end of La/Cal's taxable year. Rev. Rule. 94-4, 1994-1 C.B. 196. Otherwise, the deemed distribution is taken into account when GPC assumes La/Cal liabilities and La/Cal transfers property subject to a liability. The Partner will recognize gain to the extent a distribution of money (including a deemed distribution) exceeds the adjusted basis of the Partner's interest immediately before the distribution occurs.

(11) Except as set forth in (10) above, neither La/Cal nor its Partners will recognize gain or loss on the distribution of all of the La/Cal assets (including 19,251,095 shares of GPC stock) to the Partners in complete liquidation of the Partner's interests in La/Cal.

(12) Provided that a Partner receives an asset other than money, unrealized receivables (as defined in section 751(c)), and inventory (as defined in section 751(d)(2)), as part of the distribution in complete liquidation of the Partner's interests in La/Cal, the aggregate basis of the assets distributed to the partner will equal the Partner's adjusted basis in the La/Cal partnership interest, reduced by any money distributed to the Partner.
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PEAT MARWICK LLP
(LETTERHEAD)

Mr. Walter G. Goodrich
La/Cal Energy Partners
May 22, 1995
Page 8

(13) The holding period of the GPC stock distributed to the Partners in complete liquidation of their La/Cal partnership interests will include the holding period of La/Cal (as determined under section 1223) with respect to the GPC Stock. See (4) above for La/Cal's holding period.


Except to the extent specifically provided herein, no opinion is expressed or implied concerning the federal income tax consequences of the plan described in the facts above. Specifically, no opinion is expressed with respect to the transfer by La/Cal of 494,131 shares of common stock to Mr. Leo E. Bromberg in exchange for services rendered to La/Cal.

Our opinion is based upon the facts, assumptions, and representations set forth in this letter. If any fact, assumption, or representation is not entirely complete or accurate, it is imperative that we be informed immediately as the incompleteness or inaccuracy could have a material effect on our conclusions. In rendering our opinion, we have relied upon the relevant provisions of the Internal Revenue Code, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion hereafter due to any change in law or fact which may hereafter occur or come to our attention.

Our opinion is effective as of the date hereof.

KMPG Peat Marwick LLP